                                                               EXHIBIT (a)(1)(A)

                               BMC SOFTWARE, INC.
                               CITYWEST BOULEVARD
                            HOUSTON, TEXAS 77042-2827
                                 (713) 918-8800

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                         TO PURCHASE BMC SOFTWARE, INC.
                            COMMON STOCK THAT HAVE A
                           PER SHARE EXERCISE PRICE OF
                    $30.00 PER SHARE OR MORE FOR NEW OPTIONS

--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., HOUSTON TIME,
                ON OCTOBER 9, 2002 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         BMC Software, Inc. ("BMC", "we" or "us") is offering to certain current U.S. employees the right to exchange outstanding options to purchase shares of our common stock granted under the BMC Software, Inc. 1994 Employee Incentive Plan, as amended (the "1994 Plan"), or the BMC Software, Inc. 2000 Employee Stock Incentive Plan, as amended (the "2000 Plan") (the 1994 Plan and the 2000 Plan are sometimes collectively referred to herein as the "stock incentive plans") that have an exercise price of $30.00 per share or more (the "eligible options") for new options we will grant under the stock incentive plans that cover a lesser number of shares.

         The offer is not conditioned upon a minimum number of eligible options being tendered. This offer is open to all of our employees (including employees of our subsidiaries) that hold options, other than (a) our Chief Executive Officer, Chief Financial Officer or Senior Vice Presidents or any member of our board of directors, (b) any of our employees not residing or working in the United States or (c) any of our employees who has received any options from us on or after March 9, 2002 (which eligible option holders are referred to as "eligible holders"). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related email from our Chief Executive Officer and the election to exchange sent by separate email (which together, as they may be amended from time to time, constitute the "offer"). The offer is subject to conditions that we describe in Section 6 of this offer to exchange.

         The new options to be issued to a participant in the exchange will cover a lesser number of shares than the number of shares covered by the eligible options tendered and accepted for exchange, calculated as follows:

         o If the exercise price per share of the eligible option being tendered is $30.00 or more, but less than $40.00, the number of shares of our common stock subject to the new option to be granted to such participant will equal one-half the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $40.00 or more, but less than $50.00, the number of shares of our common stock subject to the new option to be granted to such participant will equal one-third the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $50.00 or more, the number of shares of common stock subject to the new option to be granted to such participant will equal one-fifth the number of shares subject to such eligible option.

Any fractional shares will be rounded upward to the nearest whole share.

         We will grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, which will be the last date that options may be tendered for exchange pursuant to the offer. The exercise price of the new options will be the mean of the high and low sales prices of our common stock reported by the New York Stock Exchange on the date of that grant. Because we will not grant new options to a tendering option holder until the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current eligible options.

         You may exchange options only on a grant-by-grant basis, that is, for each option grant you have received, you may exchange all or none (but not part) of the unexercised portion of such option. Thus, if you decide to exchange any specific option grant, you must tender all of the unexercised options subject to that grant.

         If you tender eligible options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the stock incentive plan under which the eligible options tendered were granted, and enter into a new option agreement with you. The new options will be vested to the same extent that the surrendered options they replace would have been vested had they not been surrendered, and such replacement options will continue to vest according to the same vesting schedule as the surrendered option.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS. THE DECISION TO PARTICIPATE IS AN INDIVIDUAL ONE BASED ON A VARIETY OF FACTORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS, AND YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS, INCLUDING INVESTMENT OR TAX ADVISORS, IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION.

         Shares of our common stock are listed on the New York Stock Exchange under the symbol "BMC." On September 5, 2002, the last reported sales price during regular business hours of our common stock on the New York Stock Exchange was $13.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to exchange your eligible options.

         You should direct questions about the offer or requests for assistance or for additional or paper copies of this offer to exchange or the election to exchange by email at compensation@bmc.com.

IMPORTANT

         If you wish to exchange your eligible options, you must complete and sign the election to exchange in accordance with its instructions, and either fax it and any other required documents to Linda Caldwell at 713-918-2382 or mail or otherwise deliver it and any other required documents to us at BMC Software, Inc., 2101 CityWest Boulevard, Houston, Texas 77042-2827, Attn: Linda Caldwell.

         We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the election to exchange. If anyone makes any recommendation or representation to you or gives you any additional information, you should not rely upon that recommendation, representation or information as having been authorized by us.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE

SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   OFFER TO EXCHANGE DATED SEPTEMBER 10, 2002.

                                TABLE OF CONTENTS

                                                                                                                Page
FREQUENTLY ASKED QUESTIONS AND ANSWERS............................................................................2
FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION........................................................8
INTRODUCTION......................................................................................................9
THE OFFER........................................................................................................11
1.    Eligibility; Number of Options; Expiration Date............................................................11
2.    Purpose of the Offer.......................................................................................12
3.    Procedures for Electing to Participate in the Exchange.....................................................13
4.    Withdrawal Rights..........................................................................................14
5.    Acceptance of Options for Exchange and Issuance of New Options.............................................15
6.    Conditions of the Offer....................................................................................16
7.    Price Range of Common Stock underlying the Options.........................................................18
8.    Source and Amount of Consideration; Terms of New Options...................................................19
9.    Information concerning BMC Software, Inc...................................................................20
10.   Interests of Directors and Officers; Transactions and Arrangements concerning the  Options.................21
11.   Status of Options acquired by us in the Offer; Accounting Consequences of the Offer........................22
12.   Legal Matters; Regulatory Approvals........................................................................22
13.   Material United States Federal Income Tax Consequences.....................................................23
14.   Extension of Offer; Termination; Amendment.................................................................23
15.   Fees and Expenses..........................................................................................24
16.   Additional Information.....................................................................................24
17.   Miscellaneous..............................................................................................25

SCHEDULE A   Information Concerning the Directors and Executive Officers of BMC
             Software, Inc.

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the election to exchange sent by separate email because the information in this summary is not complete, and additional important information is contained in the relevant sections in this offer to exchange and the election to exchange. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding options to purchase our common stock granted under our 1994 Employee Incentive Plan or our 2000 Employee Stock Incentive Plan having a per share exercise price of $30.00 or more, for new options under these stock incentive plans. Options granted with an exercise price lower than $30.00 per share or granted under another incentive plan may not be tendered in the offer and are not affected by it. (Section 1)

WHY ARE YOU MAKING THE OFFER?

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Section 2)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned on a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. Once the offer has expired and the tendered options have been accepted and cancelled, the conditions will no longer apply, even if the specified events occur prior to the date of grant of the new options. However, as described below, a change in your employment status during that period could result in you not receiving a grant of new options. (Section 6)

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         All of our current employees (including employees of our subsidiaries), excluding those persons described below, who hold eligible options are eligible to participate in the offer. However, the following individuals are not entitled to participate:

         o our Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents;

         o        the members of our board of directors;

         o any of our employees who do not reside or work in the United States; and

         o any of our employees who received any options from us on or after March 9, 2002. (Section 1)

ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

         No. Employees residing or working outside of the United States are not eligible to participate in the offer. In addition, non-U.S. employees currently working in the United States on expatriate assignment are not eligible to participate in the offer. (Section 1)

WHAT IF MY EMPLOYMENT AT BMC ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE DATE THE NEW OPTIONS ARE GRANTED?

         Nothing in this offer to exchange modifies or changes your employment relationship with us or grants you any right to remain employed by us. If your employment with us is terminated by you or us voluntarily, involuntarily or for any reason or no reason, before your new options are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the date the new options are granted . THEREFORE, IF YOU ELECT TO PARTICIPATE AND YOU ARE NOT AN EMPLOYEE OF BMC FROM THE DATE OF THIS OFFER TO EXCHANGE THROUGH THE DATE THE NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS. (Section 5)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY EXCHANGED OPTIONS?

         Your new options will represent the right to purchase a fewer number of shares of our common stock than the number of shares represented by your eligible options you exchange, as follows:

         o If the exercise price per share of the eligible option you exchange is $30.00 or more, but less than $40.00, the number of shares of common stock subject to the new option to be granted in exchange will equal one-half the number of shares subject to the eligible option exchanged.

         o If the exercise price per share of the eligible option you exchange is $40.00 or more, but less than $50.00, the number of shares of common stock subject to the new option to be granted in exchange will equal one-third the number of shares subject to the eligible option exchanged.

         o If the exercise price per share of the eligible option you exchange is $50.00 or more, the number of shares of common stock subject to the new option to be granted in exchange will equal one-fifth the number of shares subject to the eligible option exchanged.

         We will not issue any new options exercisable for fractional shares. Instead, if a new option would have been exercisable for a fractional amount of shares, we will round up to the nearest whole number of shares with respect to each option.

         To illustrate how the exchange ratios work, we will assume that you have three eligible options for 100 shares each. The per share exercise prices of these three options are: $35.00, $45.00 and $55.00. Under these facts, the table below shows the number of shares subject to each new option you would receive were you to participate in the offer:

                                       Shares of Common Stock                                           Shares of Common
      Exercise Price of                      Subject to                                               Stock Subject to New
       Eligible Option                    Eligible Option                  Exchange Ratios                   Option
-------------------------------    -------------------------------    ---------------------------    -----------------------
            $35..............                   100                           1 for 1/2                        50
            $45..............                   100                           1 for 1/3                        34
            $55..............                   100                           1 for 1/5                        20
                                   -------------------------------                                   -----------------------
          Total..............                   300                                                           104
                                   -------------------------------                                   -----------------------

(Section 1)

MAY I EXCHANGE OPTIONS I HAVE ALREADY EXERCISED?

         No. The offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the offer. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased. (Section 1)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

         Yes. Once we have accepted for exchange your tendered eligible options, all of your tendered eligible options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the date that the offer expires. We expect the cancellation date to be October 9, 2002.

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. For example, if we accept the tendered options on October 9, 2002, which is the scheduled expiration date of the offer, the new options will be granted on April 10, 2003. (Section 5)

WHY DON'T YOU SIMPLY CHANGE THE EXERCISE PRICE OF THE ELIGIBLE OPTIONS?

         "Repricing" existing options could require us, for financial reporting purposes, to record additional compensation expense each quarter based on the difference between the exercise price of the options and the fair market value of our common stock subject to such options at such time until such repriced options are exercised, cancelled or expire. This additional compensation expense would reduce our reported earnings and could have a negative impact on our stock price. (Section 11)

WHY WON'T YOU GRANT THE NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION OF THE OFFER, INSTEAD OF WAITING MORE THAN SIX MONTHS TO DO SO?

         Granting any new options before six months and one day after the closing of the offer may be considered "repricing" the options you currently hold, which could have the adverse consequence described above. (Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         If we accept eligible options you tender in the offer, we will defer until after the grant date of your new options any grant to you of other options for which you may otherwise be eligible on or before the new option grant date. We will defer the grant to you of these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 5)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will be equal to the mean of the high and low sales price of our common stock reported by the New York Stock Exchange on the day we grant the new options. Accordingly, we cannot predict the exercise price per share of the new options. The exercise price of any option you exchange is at least $30.00 per share. This price is higher than the current market price of our common stock, which was $13.67 per share on September 5, 2002. However, because we will not grant new options until at least six months and one day after the date we close the offer and cancel the eligible options accepted for exchange, the new options may have a higher exercise price per share than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to exchange your eligible options. (Section
5)

WHEN WILL THE NEW OPTIONS VEST?

         The new options will be vested to the same extent that the surrendered options they replace would have been vested had they not been surrendered, and such replacement options will continue to vest according to the same vesting schedule as the surrendered options. (Section 8)

WHEN WILL THE NEW OPTIONS EXPIRE?

         Your new options will have terms equal to the remaining terms of the surrendered eligible options they replace. (Section 8)

WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS THE TERMS AND CONDITIONS OF MY ELIGIBLE OPTIONS?

         The new options will be issued under the same option plan as the related eligible options cancelled in the offer. The terms and conditions of a new option will be substantially identical to the eligible option it replaces, except that the new option will have a new exercise price and will cover a fewer number of shares of our common stock. All of the new options will be issued as nonstatutory stock options for the purposes of the Internal Revenue Code of 1986, as amended. (Section 8)

WHAT HAPPENS IF BMC IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

         If a change of control of BMC occurs before we issue the new options, and the acquiring company agrees to assume our other outstanding options, we will require the acquiring company to also assume the obligation to issue options pursuant to the offer. The offer is designed such that employees with the right to receive new options will receive similar treatment as employees holding other outstanding options. If such a change of control were to occur and the acquiring company agreed to assume our outstanding options, you would receive an option in the acquiring company provided that you remain continuously employed with us and the acquiring company through the date the new options are to be granted. The number of shares covered by the options that you receive would be determined by taking the number of shares of our common stock that you would have received upon exercise of new options granted pursuant to the offer in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new options you receive may not cover the same number of shares as your new options, but they would cover the same number of shares that your new options would have covered after they were converted in the change of control. The exercise price per share of the options would be the closing price of the acquiring company's stock on the date the new options are to be granted.

         We cannot guarantee that the acquiring company in any change of control transaction will agree to assume existing options and therefore assume the obligation to issue options pursuant to the offer. Therefore, it is possible that you may not receive any options, securities of the surviving company or other consideration in exchange for your cancelled options if a change in control occurs before the new options are granted. In addition, the announcement of a change of control transaction regarding us could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the offer.

         In the event of a sale of some of our assets such as a division or a part of our company, the acquiring party would not be obligated to assume the obligation to issue options under the offer. In the event of such a transaction, you would not necessarily receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

         We reserve the right to take any action, including entering into an asset sale or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders. (Section 5)

MAY I CHOOSE TO TENDER SOME BUT NOT ALL OF MY OPTIONS?

         You may tender some option grants but not others. However, you may not tender a portion of a single option grant. For example, if you hold an option granted on a particular date to purchase 3,000 outstanding shares of common stock at an exercise price of $45.00 per share, you must either tender all or none of the unexercised portion of such option. You cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose to tender one or more, or all of your grants. (Section 1)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. Eligible options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your eligible options for new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.
(Section 13)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on October 9, 2002, at 5:00 p.m., Houston time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Houston time, on the next business day following the previously scheduled expiration of the offer period. (Section 14)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Houston time, on October 9, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed election to exchange and any other documents required by the election to exchange by fax to Linda Caldwell at (713) 918-2382 or by mail or otherwise to BMC Software, Inc., 2101 CityWest Boulevard, Houston, Texas 77042-2827, Attn:
Linda Caldwell. This is a one time offer, and we will strictly enforce the tender offer period.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options on the date that the offer expires. (Section 3)

HOW WILL I KNOW THAT YOU RECEIVED MY ELECTION TO EXCHANGE?

         Upon receipt of your election to exchange, we will email you a confirmation of receipt. If you have not received the confirmation within three business days following the day you sent us your election to exchange, you should contact Linda Caldwell.

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Houston time, on October 9, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To validly withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4)

DO I HAVE TO PARTICIPATE IN THE OFFER?

         No. You do not have to participate in this offer and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you of what action to take.

DO YOU THINK THAT I SHOULD ACCEPT THE OFFER?

         The offer is intended to benefit employees, but accepting the offer entails risks as well. Therefore, neither we nor our board of directors is making any recommendation as to whether you should tender or refrain from tendering your options. The decision to participate in the exchange must be each employee's personal decision. Our board of directors, our Chief Executive Officer, our Chief Financial Officer and our Senior Vice Presidents are not eligible to participate in the offer.

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         We understand that this will be an important decision for all eligible employees. Tendering eligible options under the offer involves risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your current option holdings, your individual time horizon with respect to your options and the potential exercise thereof, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price, including your assumptions about the stock price on the date of the grant of the new options (currently expected to be April 10, 2003), and the stock price thereafter. We have also provided an Employee Program Description and Decision Guide which can be accessed via hyperlink from the Chief Executive Officer's email or at http://cww.bmc.com/hr/compensation/stock-options/index.html.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You may wish to consult with your own financial advisor. For additional information or assistance regarding the offer materials and election process, you should send an email to compensation@bmc.com or call Barbara Fanning at 713-918-4141.

           FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION


         In addition to the risks referenced from time to time in our filings with the SEC, including those discussed in our Annual Report on Form 10-K under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition - Certain Risks and Uncertainties," you should carefully consider the risks and uncertainties described below and the other information in this offer to exchange before deciding whether to participate in the exchange.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED ELIGIBLE OPTIONS ARE CANCELLED, YOUR CANCELLED ELIGIBLE OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU WILL RECEIVE IN EXCHANGE FOR THEM.

         The market price of our stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors' results of operations and announcements of expected future results, changes in prices of our or our competitors' products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our products and services and general market conditions or market conditions specific to particular industries. In addition, the announcement of a change of control transaction regarding us or a significant acquisition or disposition by us could have a substantial effect on our stock price, including substantial stock price appreciation. As a result, the exercise price of any option received pursuant to the offer may be greater than you might expect, which, coupled with the fact that the new options will be exercisable for a fewer number of shares than the eligible options, could reduce or eliminate any potential benefits provided by the exchange.

IF YOU ARE NOT EMPLOYED BY US FROM THE DATE OF THIS OFFER TO EXCHANGE THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS.

         In order to receive new options in exchange for your cancelled options you must be employed by us from the date of this offer to exchange through the date we grant the new options. If you elect to participate in the exchange and your employment with us is terminated by you or us voluntarily, involuntarily or for any reason or no reason prior to the date we grant the new options, you will not receive new options or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

IF THERE IS A CHANGE OF CONTROL OF US, YOU MAY NOT RECEIVE ANY OPTIONS.

         In the event of a change of control of us occurring before the date we grant the new options, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue new options to participants in the exchange. Therefore, it is possible that you may not receive any options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of us before the date we grant the new options even if you are vested with respect to some or all of the options at this time. In addition, the announcement of a change of control transaction regarding us could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the exchange.

                                  INTRODUCTION

         BMC Software, Inc. is offering to certain U.S. employees the right to exchange outstanding options to purchase shares of our common stock granted under the stock incentive plans that have an exercise price of $30.00 per share or more for new options we will grant under our stock incentive plans covering a lesser number of shares.

         The offer is not conditioned upon a minimum number of eligible options being tendered. This offer is open to all of our employees (including employees of our subsidiaries) that hold options, other than (a) our Chief Executive Officer, Chief Financial Officer, or Senior Vice Presidents or any member of our board of directors, (b) any of our employees not residing or working in the United States or (c) any of our employees who have received any options from us on or after March 9, 2002. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and election to exchange. The offer is subject to conditions which we describe in Section 6 of this offer to exchange.

         The new options to be issued to a participant in the exchange will cover a lesser number of shares than the number of shares covered by the eligible options tendered and accepted for exchange, calculated as follows:

         o If the exercise price per share of the eligible option being tendered is $30.00 or more, but less than $40.00, the number of shares of our common stock subject to the new option to be granted to such participant will equal one-half the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $40.00 or more, but less than $50.00, the number of shares of our common stock subject to the new option to be granted to such participant will equal one-third the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $50.00 or more, the number of shares of our common stock subject to the new option to be granted to such participant will equal one-fifth the number of shares subject to such eligible option.

Any fractional shares will be rounded upward to the nearest whole share.

         We will grant the new options on the first business day that is at least six months and one day after the date the offer expires and we cancel the options accepted for exchange. The exercise price of the new options will be the mean of the high and low sales prices of our common stock reported by the New York Stock Exchange on the date of that grant.

         You may exchange options only on a grant-by-grant basis, that is, for each option grant you have received, you may exchange all or none (but not part) of the unexercised portion of such option. Thus, if you decide to exchange any specific option grant, you must exchange all of the unexercised options subject to that grant.

         If you tender eligible options granted under the 1994 Plan for exchange, subject to the terms of this offer you will be granted new options under the 1994 Plan unless prevented by law or applicable regulations. If you tender eligible options granted under the 2000 Plan, subject to the terms of this offer, you will be granted new options under the 2000 Plan unless prevented by law or applicable regulations. A new option agreement will be entered into between us and you. The new options will be vested to the same extent that the surrendered options they replace would have been vested had they not been surrendered, and such replacement options will continue to vest according to the same vesting schedule as the surrendered options.

         As of September 5, 2002, options to purchase 18,183,954 shares of our common stock were issued and outstanding under the 1994 Plan and options to purchase 18,949,342 shares of our common stock were issued and outstanding under the 2000 Plan. Of these options, options to purchase 7,362,796 shares of our common stock had an exercise price of $30.00 per share or more and were held by eligible holders. The shares of common stock issuable upon exercise of eligible options held by eligible holders represent approximately 20% of the total shares of our common stock issuable upon exercise of all options outstanding under the 1994 Plan or the 2000 Plan as of September 5, 2002.

         All eligible options accepted by us pursuant to the offer will be canceled.

                                    THE OFFER

1.       ELIGIBILITY; NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we are offering to exchange new options to purchase our common stock under the 1994 Plan or the 2000 Plan for all eligible options owned by eligible holders that are properly tendered and not validly withdrawn in accordance with Section 4 before the expiration of the offer. Eligible options are all outstanding options granted under the 1994 Plan or the 2000 Plan that have a per share exercise price of $30.00 or more. We will not accept partial tenders of options for any portion less than 100% of the outstanding shares subject to any individual option grant. The offer is not conditioned upon a minimum number of eligible options being tendered.

         This offer is open to all of our employees (including the employees of our subsidiaries) that own eligible options, other than:

         o our Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents;

         o        the members of our board of directors;

         o any of our employees who do not reside or work in the United States, including non-U.S. employees currently working in the United States on expatriate assignment; and

         o any of our employees who received any options from us on or after March 9, 2002.

         If, for any reason, you do not remain an employee of our company or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

         If your eligible options are properly tendered and accepted for exchange, such options will be cancelled and, subject to the terms of this offer, you will be entitled to receive new options to purchase a lesser number of shares of our common stock as follows:

         o If the exercise price per share of the eligible option you tender is $30.00 or more, but less than $40.00, the number of shares of our common stock subject to the new option to be granted to you will equal one-half the number of shares subject to the eligible option you tendered.

         o If the exercise price per share of the eligible option you tender is $40.00 or more, but less than $50.00, the number of shares of our common stock subject to the new option to be granted to you will equal one-third the number of shares subject to the eligible option you tendered.

         o If the exercise price per share of the eligible option you tender is $50.00 or more, the number of shares of our common stock subject to the new option to be granted to you will equal one-fifth the number of shares subject to the eligible option you tendered.

Any fractional interests will be rounded upward to the nearest whole share.

         All new options will be subject to the terms of the 1994 Plan or the 2000 Plan, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, and to a new option agreement between us and you. The terms and conditions of the new option will be substantially identical to the eligible option it replaces, except that the new option will have a new exercise price and will cover a fewer number of shares of our common stock.

         As of September 5, 2002, options to purchase 18,183,954 shares of our common stock were issued and outstanding under the 1994 Plan and options to purchase 18,949,342 shares of our common stock were issued and outstanding under the 2000 Plan. Of these options, options to purchase 7,362,796 shares of our common stock had an exercise price of $30.00 per share or more and were held by eligible holders. The shares of common stock issuable upon exercise of eligible options held by eligible holders represent approximately 20% of the total shares of common stock issuable upon exercise of all options outstanding under the 1994 Plan or the 2000 Plan as of September 5, 2002.

         The expiration, or "expiration date", of the offer will be 5:00 p.m., Houston time, on October 9, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the expiration date of the offer will be the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will notify you of such action, and we will keep the offer open for a period of at least 10 business days after the date of such notice:

         (1) we increase or decrease the amount of consideration offered for the eligible options; or

         (2) we increase or decrease the number of options eligible to be tendered in the offer by an amount that represents more than 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Houston time.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under our stock incentive plans to:

         o provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and creating a stronger incentive for them to expend maximum effort for our growth and success; and

         o        encourage our employees to continue their employment with us.

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer these employees a valuable incentive to stay with our company or one of our subsidiaries. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION

WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. PLEASE NOTE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS AND WILL BE EXERCISABLE FOR A FEWER NUMBER OF SHARES THAN YOUR ELIGIBLE OPTIONS.

         Except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we currently have no plans or proposals that relate to or would result in:

                  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

                  (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  (d) any change in our present board of directors or executive officers, including a change in the number or term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contracts of our executive officers;

                  (e) any other material change in our corporate structure or business;

                  (f) our common stock not being listed on the New York Stock Exchange;

                  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Securities Exchange Act");

                  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

                  (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of any of our securities; or

                  (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

3.       PROCEDURES FOR ELECTING TO PARTICIPATE IN THE EXCHANGE.

         Proper Tender of Options. To validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the election to exchange, properly complete, duly execute and deliver to us the election to exchange, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 2101 CityWest Boulevard, Houston, Texas 77042-2827, Attn: Linda Caldwell (facsimile: 713-918-2382), before the expiration date.

         The method of delivery of all documents, including the election to exchange and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive them. We will only accept a paper copy or a facsimile copy of your executed election to exchange. We will not accept delivery by email. If you do not execute and deliver to us the election to exchange in accordance with its terms, you will be deemed to have elected to reject the offer.

         You will receive an email confirming receipt of your election to exchange. We recommend that if you have not received your confirmation within three business days after you send us your election to exchange, that you contact Linda Caldwell at 713-918-3359.

         We recommend that you retain a copy of all documents that you return to us for your records.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the date the offer expires, all properly tendered eligible options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 5:00 p.m., Houston time, on October 9, 2002, unless we decide to extend the period of time during which the offer will remain open. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Houston time, on November 4, 2002, you may withdraw your tendered options at any time after November 4, 2002.

         To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, and exercise price. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of the offer, on the date that the offer expires, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange on October 9, 2002, you will be granted new options on April 10, 2003, which is the first business day that is at least six months and one day following the date we intend to cancel options accepted for exchange. If the offer is extended, then the grant date of the new options will also be extended.

         For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release.

         If we accept options you tender in the offer, we will defer until after the date of grant of your new options, any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We will defer the grant to you of these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of a committee of our board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any such actual grants of these other options will therefore be made when, as and if declared by a committee of our board of directors.

         Nothing in this offer to exchange modifies or changes your employment relationship with us or gives you any right to remain employed by us. Therefore, if your employment with us is terminated by you or us voluntarily, involuntarily, or for any reason or no reason, before your new options are granted, you will not have a right to any options that were previously cancelled, and you will not have a right to any grant of options that would have been granted on the new option grant date. If you are not an employee of us from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of new options in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your cancelled options if you are not an employee from the date you elect to participate in the exchange through the date we grant the new options.

         In the event of a change of control of BMC occurring before we issue the new options, to the extent the acquiring company agrees to assume other outstanding options of BMC, we will require the acquiring company to assume the obligation to issue options pursuant to the offer. The offer is designed such that employees with the right to receive options will receive a similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive options in the acquiring company provided that you remain continuously employed with us and the acquiring company through the new option grant date. The amount of shares subject to the new stock options you receive would be determined by taking the number of shares of our stock that you would have received pursuant to the options in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result the new options you receive may not cover the same number of shares as your new options. The exercise price per share of the options would be the closing price of the acquiring company's stock on the new option grant date.

         In the event of a sale of some of our assets, such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue options under the offer. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

         We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore the obligation to issue options pursuant to the offer. Therefore, it is possible that you may not receive any options, securities of the acquiring company or other consideration in exchange for your cancelled options if a change in control occurs before the options are granted. In addition, the announcement of a change of control transaction regarding us could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the offer.

         We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

6.       CONDITIONS OF THE OFFER.

         We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which requires that we must pay the consideration offered or return the tendered options promptly after termination or withdrawal of a tender offer), if at any time on or after September 10, 2002, and prior to the expiration date we determine that any of the following events has occurred, and, in our reasonable judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by us) the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

                  (a) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the offer, the acquisition of some or all of the options submitted to us for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the exchange or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of BMC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the exchange;

                  (b) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the offer or BMC or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                           o make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the exchange or otherwise relate in any manner to the offer;

                           o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

                           o materially impair the benefits that we believe we will receive from the offer; or

                           o        materially and adversely affect the
                                    business, condition (financial or other), income, operations or prospects of BMC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

                  (c) there has occurred:

                           o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                           o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                           o the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                           o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                           o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of BMC or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the exchange;

                           o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                           o any decline in either the New York Stock Exchange or the Standard and Poor's Index of 500 Companies by an amount in excess of 20% measured during any time period after the close of business on September 9, 2002;

                  (d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the exchange;

                  (e) a tender or exchange offer with respect to some or all of our stock, or a merger or acquisition proposal involving any of the assets or securities of us or any of our subsidiaries, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                           o any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 10, 2002;

                           o any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 10, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our stock; or

                           o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

                  (f) any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of BMC or our subsidiaries that, in our reasonable judgment, is or may be material to BMC or our subsidiaries.

                  The foregoing conditions to the exchange are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them on or prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time on or prior to the expiration date, in our discretion, whether or not we waive any other condition to the exchange. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is listed on the New York Stock Exchange under the symbol "BMC." Our common stock first became available for trading on the New York Stock Exchange on March 13, 2001. Prior to such date, our common stock was quoted on the Nasdaq National Market. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange or as quoted by the Nasdaq National Market (as applicable).

                                                                     High        Low
                                                                   --------   --------
         Fiscal year ended March 31, 2003
              Second Quarter (through September 5, 2002) .......   $  16.50   $  11.11
              First Quarter ....................................      19.70      13.97
         Fiscal year ended March 31, 2002
              Fourth Quarter ...................................      23.00      15.50
              Third Quarter ....................................      18.30      11.70
              Second Quarter ...................................      25.00      11.50
              First Quarter ....................................      33.50      18.41
         Fiscal year ended March 31, 2001
              Fourth Quarter ...................................      33.00      13.50
              Third Quarter ....................................      22.53      13.00
              Second Quarter ...................................      36.81      16.13
              First Quarter ....................................      51.38      35.38

         As of September 5, 2002, the last reported sales price during regular business hours of our common stock, as reported by the New York Stock Exchange, was $13.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration. We will issue new options to purchase common stock under our 1994 Plan or our 2000 Plan, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to the new options to be granted to each eligible holder who participates in the exchange will be less than the number of shares of common stock subject to the eligible options tendered by such holder and accepted by us for exchange, calculated as follows:

         o If the exercise price per share of the eligible option being tendered is $30.00 or more, but less than $40.00, the number of shares of our common stock subject to the new option to be granted to such option holder will equal one-half the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $40.00 or more, but less than $50.00, the number of shares of our common stock subject to the new option to be granted to such option holder will equal one-third the number of shares subject to such eligible option.

         o If the exercise price per share of the eligible option being tendered is $50.00 or more, the number of shares of common stock subject to the new option to be granted to such option holder will equal one-fifth the number of shares subject to such eligible option.

Any fractional shares will be rounded upward to the nearest whole share.

         If we receive and accept tenders of all outstanding eligible options owned by eligible holders, we would expect to grant new options to purchase a total of 2,757,707 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 1.2% of the total shares of our common stock outstanding as of September 5, 2002.

         Terms of New Options. The new options will be granted under the 1994 Plan or the 2000 Plan, depending on which plan the options tendered were granted under and applicable laws and regulations. A new option agreement will be entered into between us and each option holder who has tendered options in the offer for every new option granted. If you decide to tender your old options and receive new options, you must execute a new option agreement before receiving new options. The terms and conditions of each new option will be substantially identical to the option it replaces, except that the new option will have a new exercise price and will cover a fewer number of shares of our common stock. Because we will not grant new options until at least six months and one day after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of the eligible options, including as a result of a significant corporate event.

         The terms and conditions of current options under the 1994 Plan and the 2000 Plan are set forth in the 1994 Plan and the 2000 Plan, respectively, and the stock option agreements you entered into in connection with the grant. The terms and conditions of the 1994 Plan and the 2000 Plan are summarized in the Memorandum to Participants relating to the 1994 Plan and the 2000 Plan prepared by us and previously distributed to you.

         The statements in this offer to exchange concerning the 1994 Plan or the 2000 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1994 Plan and the 2000 Plan and the forms of stock option agreement under the 1994 Plan or the 2000 Plan.

         Copies of the 1994 Plan and the 2000 Plan and the Memorandum to Participants relating thereto are available at http://cww.bmc.com/hr/compensation/stock-options/index.html.

         Term. Each new option will have a term equal to the remaining term of the surrendered option it replaces.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to the mean of the high and low sales price during regular business hours of our common stock on the New York Stock Exchange on the grant date.

         Vesting Schedule. The new options will be vested to the same extent that the surrendered options they replace would have been vested had they not been surrendered, and such replacement options will continue to vest according to the same vesting schedule as the surrendered option.

9.       INFORMATION CONCERNING BMC SOFTWARE, INC.

         BMC is one of the world's largest independent systems software vendors, delivering comprehensive enterprise management. We are focused on Assuring Business Availability(TM) by providing software solutions that enhance the availability, performance and recoverability of our customers' business-critical applications to help them better manage their businesses. Our portfolio of systems management solutions allows our customers to manage the various components and technologies within their information technology ("IT") systems from end to end, from legacy databases and applications on large mainframes to customer-facing web portals and exchanges.

         Our integrated software solutions address the numerous technology layers within the IT enterprise: operating systems, databases, middleware, storage and network devices, web application servers, transaction servers and the applications themselves. We address all of the predominant operating environments of enterprise computing, including:

         o the International Business Machines ("IBM") OS/390 and z/OS mainframe operating systems;

         o the predominant Unix operating system variants, including Sun Solaris, HPUX, IBM's AIX, Linux and Compaq's Tru64;

         o        the Linux operating system;

         o Microsoft Corporation's ("Microsoft") Windows NT, Windows 2000 and Windows XP operating systems; and

         o e-business platforms such as IBM's WebSphere, Microsoft's Site Server Commerce Edition and BEA Systems' WebLogic.

         We also manage all the major enterprise applications, including those from Oracle, SAP, Seibel, PeopleSoft, and J.D. Edwards. We have also extended our management of the enterprise beyond the firewall with our SiteAngel(TM) web transactions monitoring service. Combined with our service professionals who provide consulting, implementation and integration services, our broad portfolio of software solutions allows us to offer our customers integrated, cross-platform enterprise management.

         We were organized as a Texas corporation in 1980 and were reincorporated in Delaware in July 1988. Our principal corporate offices are located at 2101 CityWest Blvd., Houston, TX 77042-2827. Our telephone number is
(713) 918-8800.

         The financial information included in our annual report on Form 10-K for the fiscal year ended March 31, 2002 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002 is incorporated herein by reference. See Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         We had a book value per share of $6.20 at June 30, 2002.

         The following table sets forth our ratio of earnings to fixed charges for the periods specified:

                                                                     Fiscal Year Ended                   Three Months
                                                                         March 31,                   Ended June 30, 2002
                                                             ----------------------------------    -------------------------
                                                                  2001               2002
                                                             ---------------     --------------
Ratio of earnings to fixed charges...................              2.5                N/A                    2.4

         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and minority interest, adjusted for capitalized interest net of amortization. Fixed charges consist of interest expense and capitalized interest incurred, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by BMC to be representative of the interest factor of rental payments under operating leases. Earnings were not sufficient to cover fixed charges by $229.7 million for the fiscal year ended March 31, 2002.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers, and certain information regarding their beneficial ownership of shares our common stock and options to purchase shares of our common stock, are attached to this offer to exchange as Schedule A. Our directors, our Chief Executive Officer, our Chief Financial Officer and our other officers having a title of Senior Vice President or higher are not eligible to participate in the offer. One of our executive officers, Stephen B. Solcher, will be eligible to participate in the offer. Mr. Solcher has eligible options covering a total of 60,570 shares of common stock with the following exercise prices: (a) eligible options covering 24,570 shares with an exercise price of $31.72 per share; (b) eligible options covering 16,000 shares with an exercise price of $43.2813 per share; and (c) eligible options covering 20,000 shares with an exercise price of $46.0938 per share. If Mr. Solcher were to participate 100% in the offer, he would be permitted to exchange all of his eligible options for replacement options to purchase a total of 24,286 shares of common stock.

         Except as otherwise described below, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the 60 days prior to September 10, 2002 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

         On August 1, 2002, in connection with joining BMC as an executive officer, Jerome Adams was granted options to purchase 200,000 shares of our common stock at an exercise price of $13.075. These options vest 25% per year.

         On August 29, 2002, in connection with the annual meeting of our stockholders and their reelection as members of our board of directors, each of our nonemployee directors were granted options to purchase shares of our common stock in the amounts listed below. Each of these options has an exercise price of $13.98 and vests 25% per year.

         B. Garland Cupp                    50,000
         Jon E. Barfield                    30,000
         John W. Barter                     30,000

         Melton K. Gafner                   30,000
         Lew W. Gray                        30,000
         George F. Raymond                  38,500
         Tom C. Tinsley                     30,000

         Please see our proxy statement for our annual meeting of stockholders held on August 29, 2002 for more information regarding the compensation of our directors and certain of our executive officers and the amount of securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that statement. This proxy statement is available upon request as described below under Section 16 ("Additional Information"). Agreements with our executive officers and directors are described or filed in our filings with the SEC, including our quarterly and annual reports. Copies of these reports are available from us upon request and are available to the public on the web site of the SEC at http://www.sec.gov.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Eligible options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those eligible options will be returned to the pool of shares available for grants of new options under the 1994 Plan or the 2000 Plan, depending on which plan the options tendered were granted under and applicable laws and regulations. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or any other securities quotation system on which our common stock is then listed or quoted.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         o we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

         o the exercise price of all new options will equal the market value of our common stock on the date we grant the new options.

         We may incur compensation expense, however, if we grant any options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 6.

13.      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         We believe that the exchange will be treated as a non-taxable exchange. As a result, if you exchange outstanding options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. In addition, at the date of grant of the new options, you will not be required to recognize additional income for U.S. federal income tax purposes.

         Under current law, you will not realize taxable income upon the grant of a new option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

         The subsequent sale of the shares acquired pursuant to the exercise of a new option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

         We recommend that you consult your own tax advisor with respect to foreign, state and local tax consequences of participating in the offer.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof. If the offer is extended, then the timing of the grant of new options will also be extended.

         We also expressly reserve the right, in our sole discretion, on or prior to the expiration date to terminate the offer upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination to the option holders or making a public announcement thereof. Our reservation of the right to terminate the offer is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Houston time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the offer, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will keep the offer open for a period of no less than 10 business days after the date of such notice if:

         o we increase or decrease the amount of consideration offered for the eligible options; or

         o we increase or decrease the number of options eligible to be tendered in the offer by an amount that represents more than 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

                  (1) our annual report on Form 10-K for our fiscal year ended March 31, 2002;

                  (2) our quarterly report on Form 10-Q for our quarter ended June 30, 2002;

                  (3) our current reports on Form 8-K filed on August 1, 2002 and August 13, 2002; and

                  (4) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 8, 2001, including any amendments or reports we file for the purpose of updating that description.

                  (5) our registration statements on Form S-8 relating to the 1994 Plan, filed with the SEC on October 13, 1995 (Registration No. 33-63411) and November 13, 1998 (Registration No. 333-67269)

                  (6) our registration statements on Form S-8 relating to the 2000 Plan, filed with the SEC on August 25, 2000 (Registration No. 333-44546) and November 15, 2001 (Registration No. 333-73388).

                  (7) all documents subsequently filed by us, during the pendency of this offer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is listed on the New York Stock Exchange under the symbol "BMC," and our SEC filings can be read at the following New York Stock Exchange address:

                                 20 Broad Street
                                   16th Floor
                            New York, New York 10005

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                               BMC Software, Inc.
                            Attention: Linda Caldwell
                             2101 CityWest Boulevard
                            Houston, Texas 77042-2827

or by telephoning us at (713) 918-4141 between the hours of 9:00 a.m. and 5:00 p.m., Houston time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This offer to exchange and our SEC reports referred to above contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act, which are identified by the use of the words "believe," "expect," "anticipate," "will," contemplate," "would," and similar expressions that contemplate future events. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this report, and could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should also carefully review the cautionary statements described in the other documents we file from time to time with the SEC, specifically all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related election to exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                         OFFICERS OF BMC SOFTWARE, INC.

         The directors and executive officers of BMC Software, Inc. and their positions and offices as of September 10, 2002, are set forth in the following table:

Name                                                              Position and Offices Held
----                                                              -------------------------
B. Garland Cupp.................................        Chairman of the Board
Robert E. Beauchamp.............................        President, Chief Executive Officer and Director
Jerome Adams....................................        Senior Vice President of Administration
Dan Barnea......................................        Senior Vice President of Research and Development
Darroll Buytenhuys..............................        Senior Vice President of Worldwide Sales, Service and Marketing
Jeffrey S. Hawn.................................        Senior Vice President of Operations
Robert H. Whilden, Jr. .........................        Senior Vice President, General Counsel and Secretary
John W. Cox.....................................        Vice.President, Chief Financial Officer, Chief Accounting Officer
Stephen B. Solcher..............................        Vice.President, Treasurer
Jon E. Barfield.................................        Director
John W. Barter..................................        Director
Melton K. Gafner................................        Director
Lew W. Gray.....................................        Director
George F. Raymond...............................        Director
Tom C. Tinsley..................................        Director

         The address of each director and executive officer is: c/o BMC Software, Inc., 2101 CityWest Boulevard, Houston, Texas 77042-2827.

         The following table sets forth as of September 10, 2002 certain information regarding the beneficial ownership of our common stock and options to purchase shares of our common stock by each of our executive officers and directors.

                                                                             Number of Shares of Common Stock
                 Name                      Common Stock Owned (1)                Subject to Options Owned
B. Garland Cupp ........................          10,218                                    310,000
Robert E. Beauchamp ....................          88,093                                  2,714,028
Jerome Adams ...........................              --                                    200,000
Dan Barnea .............................          40,000                                    710,000
Darroll Buytenhuys .....................          40,000                                    645,000
Jeffrey S. Hawn ........................          50,000                                    710,000
Robert H. Whilden, Jr ..................          13,895                                    480,000
John W. Cox ............................          11,823                                    345,000
Stephen B. Solcher .....................           6,485                                    146,870
Jon E. Barfield ........................             700                                     70,000
John W. Barter .........................          64,000                                    210,000
Melton K. Gafner .......................              --                                    230,000
Lew W. Gray ............................          10,000                                    257,000
George F. Raymond ......................              --                                    232,500
Tom C. Tinsley .........................          10,000                                    170,000

All executive officers and directors
as a group .............................         345,847                                  7,430,398

(1) Excludes options that are exercisable within 60 days, which are included in the column entitled "Number of Shares of Common Stock Subject to Options Owned."



                                      A-2